Exhibit (a)(5)(F)

SEVERSTAL ENTERS INTO MERGER AGREEMENT TO ACQUIRE ESMARK INCORPORATED

Esmark Board of Directors Recommends Severstal’s Amended Offer to Shareholders

MOSCOW, Russia — June 25, 2008:  OAO Severstal (LSE: SVST; RTS: CHMF; “Severstal”, “the Company”), one of the world’s leading metals and mining companies, today announced that it has entered into a definitive merger agreement to acquire Esmark Incorporated (NSDQ: ESMK; “Esmark”), a manufacturer and distributor of flat rolled and other steel products.  Under the terms of the merger agreement, Severstal will increase the purchase price in its previously announced tender offer for Esmark common shares to $19.25 per share in cash and Esmark’s Board of Directors will recommend that Esmark’s shareholders tender their shares to Severstal. Esmark’s majority shareholder has entered into an agreement with Severstal to tender its shares in Severstal’s tender offer. Severstal is also announcing the extension of the expiration date of its tender offer for Esmark shares to July 18, 2008.

The offer has a total equity value of approximately $775 million and is expected to be accretive in 2009 based on current projections of costs and prices. In addition to the merger agreement, Severstal has entered into an agreement to purchase Esmark’s aggregate $110 million term loan facilities from Essar Steel Holdings Ltd.

Upon successful completion of the tender offer and the merger, Severstal will acquire all of Esmark’s businesses, including:

•                  Wheeling-Pittsburgh Steel Corporation (“Wheeling Pitt”)

•                  Esmark Steel Services Group, Inc. (“ESSG”)

•                  Remaining 50% ownership of the joint venture Mountain State Carbon, a blast furnace coking coal production facility in West Virginia

Severstal has entered into an agreement that satisfies the successorship clause of the United Steelworkers’ (“USW”) collective bargaining agreement.

Severstal’s operating and restructuring plan, including its five year capital investment program, is designed to derive maximum value from Esmark through operational improvements, including:

•                  Maximization and optimization of Electric Arc Furnace production;

•                  Upgrades to enhance the quality and capacity of the Hot Strip Mill;

•                  Improvement of downstream operations, and;

•                  Leveraging synergies and geographical alignment between North American assets

By utilizing its management expertise and experience to successfully unlock Esmark’s potential, Severstal expects this acquisition to play a critical role in its North American industrial strategy. The combined company creates one of North America’s leading producers of flat rolled steel and expands Severstal’s product offerings to its customers.

The Company expects to realize substantial synergies with its current U.S. operations in Dearborn, Michigan and Columbus, Mississippi.  The addition of Esmark to Severstal’s US portfolio also offers significant operational and financial synergy potential with recently acquired Sparrows Point in Baltimore, Maryland and the Warren, Ohio based WCI Steel (pending closure). In addition, full ownership of Mountain State Carbon will increase the Company’s vertical integration within the US market and further solidify its raw material supply base.

Alexei Mordashov, CEO of OAO Severstal, commented, “We’re pleased that Esmark’s Board of Directors has recognized the value of our offer and has recommended our proposal to its shareholders. In addition to creating value for Esmark’s shareholders, this acquisition positions Severstal as one of North America’s leading integrated steel companies. This deal is an extension of the progress that began with our acquisition of Rouge Industries in 2004 and that has continued through to our recent purchases of Sparrows Point and consistent with our agreement to purchase WCI Steel. With Esmark as part of our US portfolio, we’re well positioned to provide domestic supply to a market that has a consistent demand for high quality steel.”

Gregory Mason, CEO of Severstal International and COO of OAO Severstal, commented, “Severstal has the skills and experience to achieve the industrial synergies from our North American plants. This transaction benefits not only Severstal and Esmark, but all stakeholders and most importantly the people, the core of our company, and their communities.”

Under the terms of the merger agreement, Severstal will amend its tender offer to increase its offer price to $19.25 per share and Esmark will amend its Schedule 14D-9 to include the Esmark Board of Director’s recommendation that Esmark shareholders tender their shares to Severstal pursuant to the amended tender offer.  A revised offer to purchase will be distributed to Esmark shareholders, and the scheduled expiration date for the amended tender offer is 12:00 midnight, Eastern Daylight Time, on July 18, 2008, unless extended.  The offer and related transactions contemplated by the merger agreement are subject to the satisfaction of customary closing conditions.

Merrill Lynch is acting as lead financial advisor, Citi is acting as financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel, to Severstal.  MacKenzie Partners, Inc. is acting as Information Agent for the tender offer.

About Severstal:

OAO Severstal is an international metals and mining company with a listing on the Russian Trading System and the London Stock Exchange. Incorporated in 1993, the company focuses on high value added and unique niche products and has a successful track record of acquiring and integrating high-quality assets in North America and Europe. Severstal owns mining assets in Russia, thus securing its supplies of raw materials. In 2007, Severstal produced 17.5 million tons of steel. Revenues were $15.2 billion and EBITDA was $3.7 billion. EPS was $1.92.

About Severstal International:

Severstal International is an operating division of OAO Severstal comprising North American and European segments.

Forward Looking Statements:

This press release may contain projections and other forward-looking statements regarding future events or the future financial performance of OAO Severstal (Severstal). Forward looking statements are identified by terms such as “expect,” “believe,” “anticipate,” “estimate,” “intend,” “will,” “could,” “may” or “might”, the negative of such terms, or other similar expressions. Severstal wishes to caution you that these statements are only predictions and that actual events or results may differ materially. Severstal does not intend to update these statements to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Factors that could cause the actual results to differ materially from those contained in projections or forward-looking statements of Severstal may include, among others, general economic conditions in the markets in which Severstal operates, the competitive environment in, and risks associated with operating in, such markets, market change in the steel and mining industries, as well as many other risks affecting Severstal and its operations.

Additional Information and Where to Find it

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER FOR ESMARK’S COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY SEVERSTAL WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON MAY 30, 2008, AS AMENDED.  SEVERSTAL WILL FILE WITH THE SEC AMENDMENTS TO THESE MATERIALS TO REFLECT THE TERMS OF THE MERGER AGREEMENT WITH ESMARK.  THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND STOCKHOLDERS CAN OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY SEVERSTAL WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE TENDER OFFER MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, INC. (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 (COLLECT).

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For further information:

Severstal

Dmitry Druzhinin, Investor Relations

Olga Antonova, Public Relations

+7 495 540 7766

Taylor Rafferty

Michael Henson

+1 212 889 4350 (o)

+1 917 902 0767 (m)

John Dudzinsky

+1 212 889 4350 (o)

+1 646 715 2980 (m)